Exhibit 5.1

October 22, 2020

Datasea, Inc.

20th Floor, Tower B, Guorui Plaza

1 Ronghua South Road, Technological Development Zone

Beijing, People’s Republic of China

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Datasea, Inc., a Delaware corporation (the “Company”) in connection with the Common Stock Purchase Agreement dated October 22, 2020 (the “CSPA”) by and between the Company and Triton Funds LP (the “Investor”), relating to the sale by the Company to the Investor of up to $2,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	Certificate of Incorporation of the Company, as amended,
2.	Bylaws of the Company, as amended,
3.	the CSPA,
4.	Registration Statement on Form S-3 (Registration No. 333-239183) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 15, 2020 (as such registration statement became effective on June 25, 2020, the “Registration Statement”) pursuant to the Securities Act,
5.	The prospectus supplement filed with the Commission on October 22, 2020, pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated June 15, 2020,
6.	Written consent of the Board of Directors of the Company approving the Purchase Agreement, and
7.	Such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.

We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon the foregoing and in reliance thereon and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when issued and sold by the Company against payment therefor and in accordance with the terms of the CSPA, will be validly issued, fully paid and nonassessable.

This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Respectfully submitted,

/s/ Schiff Hardin LLP